Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

STEPHEN S. KURTZ JOINS CIBER’S BOARD

Independent Director to Chair Audit Committee

GREENWOOD VILLAGE, Colo. — Dec. 12, 2007 — CIBER, Inc. (NYSE: CBR) today announced that Stephen S. Kurtz has joined the company’s Board of Directors.

“We are very pleased to welcome a person with Steve’s financial experience to our Board”, said Bobby G. Stevenson, Chairman.  Steve has over 30 years of experience in finance and accounting and is currently a Co-Managing Member of Mankwitz Kurtz Investments, LLC. a Denver based private equity firm.  He is a C.P.A., as well as a board member and chair of the audit and finance committee of HCA-HealthONE, Denver, and a board member of the community board, Wells Fargo Colorado, N.A.  Kurtz will join the audit committee of CIBER’s board as chairman.

Steve Kurtz obtained his B.S. in Business Administration, with distinction, from Babson College. He has an extensive background in financial matters including being President of the C.P.A. firm of Shenkin, Kurtz Baker & Co, from 1978 until 2001, at which time he formed Mankwitz Kurtz Investments, LLC.  He has also been a board member of several not-for-profit organizations.

“I am delighted to be joining the CIBER board and look forward to working with Bobby Stevenson, Mac Slingerlend and the rest of the CIBER team” said Steve Kurtz.

Peter Cheesbrough, the former chair of the audit committee, joined CIBER as EVP/Chief Financial Officer in October, 2007; hence, he was no longer independent and resigned from the audit committee.  However, Mr. Cheesbrough is continuing as a director on the board.

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STEPHEN S. KURTZ JOINS CIBER’S BOARD

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific.  Operating in 18 countries, with more than 8,000 employees and annual revenue over $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2007.

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